Exhibit 4.4

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of March 15, 2024, by and among Kingswood Acquisition Corp., a Delaware corporation (“KWAC”), Binah Capital Group, Inc, a Delaware corporation (“Holdings”), and Continental Stock Transfer & Trust Company, a New York Corporation (the “Warrant Agent”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, KWAC and the Warrant Agent are parties to that certain Warrant Agreement, dated as of November 19, 2020, filed with the United States Securities and Exchange Commission on November 25, 2020 (including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, KWAC has issued and sold (a) to Kingswood Global Sponsor LLC, a Delaware limited liability company, in a private placement, 6,481,550 warrants each exercisable for one share of KWAC Class A common stock at a price of $11.50 per share (the “Private Placement Warrants”), and (b) to public investors as part of the units sold in its initial public offering, 8,625,000 warrants with each whole warrant being exercisable for one share of KWAC Class A common stock at a price of $11.50 per share (the “Public Warrants” and together with the Private Placement Warrants the “Warrants”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, Section 4.4 of the Existing Warrant Agreement provides that, in the case of any merger or consolidation, reclassification or reorganization of the outstanding KWAC Class A common stock, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the KWAC Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities receivable upon such merger or consolidation, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event;

WHEREAS, KWAC, Holdings, Kingswood Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Kingswood Merger Sub”), Wentworth Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Wentworth Merger Sub”), and Wentworth Management Services LLC, a Delaware limited liability company (“Wentworth”) are parties to that certain agreement and plan of merger, dated as of July 7, 2022 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, (i) each Public Warrant will be converted into a warrant exercisable of one share of common stock, par value $0.0001 per share, of Holdings (“Holdings Common Stock”) on the same terms set forth in the Existing Warrant Agreement; (ii) each Private Placement Warrant will be converted into a warrant exercisable of one share of Holdings Common Stock on the same terms set forth in the Existing Warrant Agreement; (iii) 3,084,450 Private Placement Warrants held by Sponsor will be forfeited immediately prior to the Effective Time (as defined in the Merger Agreement) of the business combination; and (iv) 3,084,450 warrants each exercisable for on share of Holdings Common Stock at an exercise price of $11.50 per share will be issued to the equityholders of Wentworth in proportion to their ownership interests in Wentworth;

WHEREAS, the KWAC Board has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, Holdings has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated hereby (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for Holdings Common Stock on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, KWAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdings and Holdings wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that KWAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holder (as such term is defined in the Existing Warrant Agreement) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as KWAC and the Warrant Agent may deem necessary or desirable and to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Exiting Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I
ASSIGNMENT AND ASSUMPTION; CONSENT

Section 1.1 Assignment and Assumption. KWAC hereby assigns to Holdings all of KWAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Holdings hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of KWAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby), in each case, as of the Effective Time, and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective at the Effective Time, each Warrant shall be exchanged for newly issued Holdings Warrants and automatically cease to represent a right to acquire KWAC Class A common stock and shall instead represent a right to acquire Holdings Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby). Holdings consents to payment of the Warrant Price (as defined in the Existing Warrant Agreement) upon an exercise of such warrants for Holdings Common Stock in accordance with the terms of the Existing Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by KWAC to Holdings pursuant to Section 1.1 hereof effective immediately at the Effective Time and conditioned on the occurrence of the Closing, and the assumption of the Existing Warrant Agreement by Holdings from KWAC pursuant to Section 1.1 hereof effective at the Effective Time and conditioned on the occurrence of the Closing, and to the continuation of the Existing Warrant Agreement in full force and effect from at the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II
AMENDMENT OF EXISTING WARRANT AGREEMENT

KWAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective at the Effective Time and conditioned on the occurrence of the Closing, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders (as such term is defined in the Existing Warrant Agreement).

Section 2.1 Preamble. All references to “Kingswood Acquisition Corp.” in the Existing Warrant Agreement shall refer instead to “Binah Capital Group, Inc.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Binah Capital Group, Inc. rather than to Kingswood Acquisition Corp.

Section 2.2 Recitals. The reference to “Public Warrants” in the first recital shall refer instead to “IPO Public Warrants.” In addition, the first, second, third, fourth and fifth recitals in the Existing Warrant Agreement are hereby and restated in their entirety to state:

“WHEREAS, Kingswood Acquisition Corp. (“KWAC”) (i) issued and sold 8,625,000 redeemable warrants (“KWAC Public Warrants”), each exercisable for one share of its Class A common stock, par value $0.0001 per share (“KWAC Common Stock”), to purchasers of its units in its initial public offering (“Offering”), and (ii) 6,481,000 warrants (“KWAC Private Warrants”), each exercisable for one share of KWAC Common Stock to Kingswood Global Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and the other parties thereto (collectively with the Sponsor, the “Purchasers”) in a private placement conducted concurrently with the Offering;

WHEREAS, the Company, KWAC, Kingswood Merger Sub, Inc., Wentworth Merger Sub, LLC, and Wentworth Management Services LLC (“Wentworth”) are parties to that certain agreement and plan of merger, dated as of July 7, 2022 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, (i) each KWAC Public Warrant would be converted into a warrant exercisable of one share of common stock of the Company on the same terms set forth in the KWAC Public Warrants; (ii) each KWAC Private Warrant would be converted into a warrant exercisable of one share of common stock of Holdings on the same terms set forth in the KWAC Private Warrant; (iii) 3,084,450 KWAC Private Warrants held by Sponsor would be forfeited immediately prior to the Effective Time (as defined in the Merger Agreement) of the business combination; and (iv) 3,084,450 warrants each exercisable for on share of common stock of Holdings at an exercise price of $11.50 per share will be issued to the equityholders of Wentworth in proportion to their ownership interests in Wentworth on the same terms set forth in the KWAC Public Warrants;

WHEREAS, pursuant to Section 4.4 and Section 9.8 of this Agreement, at the Effective Time the right, title and interest of KWAC in and to this Agreement and the liabilities and obligations of KWAC under this Agreement were assigned to and assumed by the Company and this Agreement was amended such that from and after the Effective Time holders of KWAC Public Warrants and holders of KWAC Private Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified herein and therein and in lieu of the KWAC Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”);

WHEREAS, at the Effective Time, (i) each KWAC Public Warrant was exchanged for a redeemable warrant exercisable for one share of Common Stock (each a “Public Warrants”, and collectively, “Public Warrants”), (ii) each KWAC Private Warrant was exchanged for a warrant exercisable one share of Common Stock (each, a “Private Placement Warrant”, and collectively, the “Private Placement Warrants”), (iii) Sponsor forfeited 3,084,450 Private Placement Warrants, and (iv) 3,084,450 Public Warrants were issued to the equityholders of Wentworth;

WHEREAS, the Company may issue additional warrants exercisable for Common Stock (“Post IPO Warrants,” and, together with the Private Placement Warrants, the Public Warrants, the “Warrants”) from and after the Effective Time;”

Section 2.3 Reference to Holdings Common Stock. For the avoidance of doubt, all references to “Class A common stock” in the Existing Warrant Agreement shall refer instead to “Common Stock.” As a result thereof, all references to “Common Stock” in the Existing Warrant Agreement shall be references to shares of common stock, par value $0.0001 per share, of the Holdings rather than to KWAC Class A Common Stock.

Section 2.4 Notice. The address for notices to Winston and Strawn LLP and Loeb & Loeb LLP is hereby deleted in its entirety and the address for notices to KWAC set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Binah Capital Group, Inc.
17 Battery Place, Room 625
New York, NY 10004
Attention: Michael Nessim

Section 2.5 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“INTENTIONALLY OMITTED”

Section 2.6 Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“INTENTIONALLY OMITTED”

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Closing.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

Section 3.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.6 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, Holdings, KWAC, and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

KINGSWOOD ACQUISITON CORP.

By:	/s/ Michael Nessim
Name: Michael Nessim
Title: Chief Executive Officer

BINAH CAPITAL GROUP, INC.

By:	/s/ Michael Nessim
Name: Michael Nessim
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steven Vacante
Name: Steven Vacante
Title: Vice President

[Signature Page to Warrant Assumption Agreement]